UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 8, 2008
INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33462 (Commission File No.)	04-3523891 (IRS Employer Identification No.)
9 Oak Park Drive
Bedford, Massachusetts 01730
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (781) 457-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1 Amendment to the Company`s 2007 Stock Option and Incentive Plan.
EX-10.2 Executive Severance Plan

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment to 2007 Stock Option and Incentive Plan
     At the annual meeting of stockholders of Insulet Corporation (the “Company”) held on May 8, 2008, the Company’s stockholders approved an amendment to the Company’s 2007 Stock Option and Incentive Plan (the “Plan”) to increase the aggregate number of shares of the Company’s common stock authorized for issuance under the Plan by an additional 600,000. The Company’s executive officers and directors are eligible to receive awards under the Plan, including stock options and restricted stock, in accordance with the terms and conditions of the Plan.
     A copy of the amendment to the Company’s 2007 Stock Option and Incentive Plan is attached hereto as Exhibit 10.1 and is herein incorporated by reference.
Executive Severance Plan
     On May 8, 2008, the Compensation Committee of the Board of Directors of the Company approved the Company’s entry into an Executive Severance Plan, which covers all of the Company’s officers with the title of Vice President or higher.
     In the event the officer’s employment is terminated by the Company without cause, the Executive Severance Plan provides for a severance benefit consisting of the following, subject to the execution of a general release of claims:
•	continuation for twelve months of the officer’s base salary, payable in accordance with the Company’s normal payroll practice, except that the chief executive officer will be entitled to receive continuation for twenty-four months of his base salary;

•	a bonus payment equal to the “target” cash incentive amount which the executive would have been eligible to receive under the Company’s annual bonus plan if the executive had been employed during the entire bonus year and the executive’s bonus targets had been achieved at the “target” level, which will be pro-rated for the portion of the year during that the executive was employed by the Company;

•	continued health, dental and life insurance coverage, on the same terms and conditions as though the officer remained an active employee, for twelve months, except that the chief executive officer will be entitled to receive continuation of such benefits for twenty four months; and

•	reimbursement for up to $15,000 of outplacement services incurred within twelve months of termination.
     Additionally, if the officer’s employment is terminated under certain circumstances following a change in control transaction, the Executive Severance Plan provides for all of the severance benefits described above as well as the acceleration of all outstanding stock options and other stock-based awards held by the officer, provided however that the salary and bonus portions of such severance benefits described above are to be paid in a single lump sum payment.
     The Executive Severance Plan also contains the customary covenants obligating the executive to keep confidential proprietary information relating to the Company and its business operations, as well as provisions that restrict an officer from competing with the Company or soliciting the Company’s employees, customers and suppliers for a period of twelve months following that officer’s termination, except that the period is twenty-four months with respect to the chief executive officer.
     A copy of the Executive Severance Plan is attached hereto as Exhibit 10.2 and is herein incorporated by reference. The foregoing description of the Executive Severance Plan is qualified in its entirety by reference to the full text of the Executive Severance Plan. Capitalized terms used herein and not otherwise defined have the meaning given in the Executive Severance Plan.

Termination of CEO’s Prior Employment Agreement
     Reference is made to the employment agreement between the Company and Duane DeSisto, the Company’s President and Chief Executive Officer, dated May 4, 2005 (the “Employment Agreement”), which contains, among other things, provisions relating to severance benefits. In light of the approval by the Company’s Board of Directors of the Executive Severance Plan described above, on May 8, 2008, the Employment Agreement was terminated by the parties.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment to the Company’s 2007 Stock Option and Incentive Plan.

10.2	Executive Severance Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION
May 14, 2008	By:	/s/ Lars Boesgaard
Vice President of Finance